EXHIBIT 4.30
ENGINEERING AND INFORMATION TECHNOLOGY SERVICES AGREEMENT
BY AND BETWEEN
CHINA NETCOM (GROUP) COMPANY LIMITED
AND
CHINA NETWORK COMMUNICATIONS GROUP CORPORATION
This Agreement is made and entered into on November 6, 2007 in Beijing, People’s Republic of China (“PRC”) by and between the following two parties:

(1)	Party A:	China Network Communications Group Corporation (“Netcom Group”)

	Address:	No. 156, Fuxingmennei Avenue, Xicheng District, Beijing, PRC

(2)	Party B:	China Netcom (Group) Company Limited (“CNC China”)

	Address:	Building C, No. 156, Fuxingmennei Avenue, Xicheng District, Beijing, PRC
WHEREAS,
(1) Netcom Group is a state owned enterprise duly incorporated and validly existing under the laws of the PRC;
(2) CNC China is a foreign funded enterprise duly incorporated and validly existing under the laws of PRC and is ultimately controlled by Netcom Group through China Netcom Group Corporation (Hong Kong) Limited (“Listed Company”), a company duly incorporated and validly existing under the laws of the Hong Kong Special Administration Region and dually listed on the Hong Kong Stock Exchange and New York Stock Exchange. CNC China is approved by the Ministry of Information Industry of the PRC to operated relevant telecommunications services in Beijing, Tianjin, Hebei, Henan, Shandong, Liaoning, Heilongjiang, Jilin, Inner Mogolia and Shanxi;
(3) CNC China desires the engineering information technology services provided by Netcom Group in order to operate telecommunications services.
Based on fair and reasonable basis, following cooperative negotiation, regarding the Project Designing, Construction and IT services provided by Netcom Group (including branches, subsidiaries, and other controlled units, but excluding branches, subsidiaries and other controlled units of the Listed Company) to CNC China (including branches, subsidiaries, and other controlled units), it is hereby agreed by and between both Parties hereto as follows:

1. BASIC PRINCIPLES
1.1 For the Project Designing, Construction and IT services provided by Netcom Group to CNC China under this Agreement, Netcom Group reserves the right to collect reasonable service fees under the terms of this Agreement. CNC China shall make the payment for the services rendered.
1.2 The terms of Project Designing, Construction and IT services offered by Netcom Group under this Agreement shall not be worse than any other third party offering the same or similar services.
1.3 If Netcom Group fails to provide or fully provide the agreed Project Designing, Construction and IT services due to reasons other than its own fault, Netcom Group shall promptly inform CNC China in writing, and shall use its best endeavors to assist CNC China to find the same or similar services through other means.
1.4 The agreed Project Designing, Construction and IT services provided by Netcom Group to CNC China shall fully comply with the purposes agreed upon under this Agreement and the standards set by the State.
1.5 In the event of any breach of provision by either Party under this Agreement that leads to any damage suffered by the other Party, the Party in default shall be liable for all immediate and full damages for breaching this Agreement.
1.6 Both Parties shall provide all reasonable and essential assistance to the other Party for the purpose of fulfilling the obligations set out in this Agreement.
2. BASIC CONTENTS OF PROJECT DESIGNING, CONSTRUCTION AND IT SERVICES
2.1 Project Designing, Construction and IT services to be provided to CNC China by Netcom Group under this Agreement mainly consist of:
(1) Project Designing, including:
Planning & designing, project survey, communication circuitry works (including plumbing works, optical fiber cables, cable works, overhead pole and route works), communication equipment works (including telephone exchange, transmission works, data and multimedia works, communication power source and air conditioning works, microwave communication works, systematic technical support works, etc.), and enterprise communication works;
(2) Project Construction, including:
Communication equipments, communication lines, communication power supply (including special air conditioning system for communication projects), communication pipeline, technical business support system;
(3) Project Supervision.
2.2 IT services to be provided to CNC China by Netcom Group under this Agreement include: office automation, software testing, network upgrading, R&D of new services, development of support system, etc.
3. PRICING PRINCIPLE
3.1 Except for the cases specified in Clause 3.2 of this section, all price and/or charging standard under the Agreement shall be determined with the reference to the market price. The “market price” means the rate determined by the business operator and attained through market competition. The market rate shall be determined by the following order: (1) the rate charged by any independent third party providing the same kind of services in the same or surrounding area under normal situation; or (2) the rate charged by any independent third party providing the same kind of services within the PRC under normal situation.
3.2 Both Parties have agreed that when the value of any project designing or project supervision services exceeds RMB five hundred thousand (500,000), or when the value of any project construction services exceeds RMB two million (2,000,000), then the price to be determined by invitation for tenders will be used as the basis of pricing. In addition, in regard to the pricing and/or charging standard of other services under this Agreement, the price determined by invitation for tenders (i.e.: the price that is determined by the way of open invitation of bidding in accordance with the Law of the People’s Republic of China on Bid Invitation and Bidding and other regulations and rules) will be used as the basis of pricing.
In the above said bid invitation, there should be at least three (3) or more service providers present in the bidding, and Netcom Group shall not be given any preferential treatment by CNC China, and CNC China will be entitled to select any independent third party to provide related services to it; however, on the premise that it is not prohibited by laws and regulations of the PRC, if the terms and conditions provided by Netcom Group are at least equally favorable as that provided by an independent third party for the same services, then CNC China may select Netcom Group as the successful bidder.
If Netcom Group is chosen as the successful bidder, the Parties shall sign specific documents for execution, which state clearly specific services required by CNC China at that time, the binding principles within this Agreement, as well as the terms and conditions for the performance of the said services.
3.3 The specific amount of service charge agreed upon under this Agreement shall from time to time be calculated by the accounting principles applicable in the PRC (if applicable).
3.4 Both Parties shall, before December 31 of every calendar year, conduct a review on the price of every item of services and facility stated in this Agreement for the next accounting year (if necessary).
4. PAYMENT OF SERVICE CHARGE
4.1 CNC China shall, based on the provisions of this Agreement, any supplementary agreement of this Agreement (if any), and in specific execution documents, pay Netcom Group or its trustee service charge in consideration for the service provided by Netcom Group or its trustee.
4.2 If CNC China fails to pay on time the said service charge agreed upon under the provisions of this Agreement, any supplementary agreement of this Agreement (if any), and the specific execution documents, CNC China shall, for each 1 day (calendar day, and the same applies below) late, pay a late charge penalty of 0.05% of the outstanding balance to Netcom Group; and after 60 days of late payment, Netcom Group is entitled to notify CNC China the termination of services; if CNC China still fails to pay for the outstanding balance upon 30 days after receiving the written notice to terminate services, Netcom Group shall be entitled to terminate the services immediately. The suspension or termination of such services shall not in any way prejudice or affect the rights and obligations under this Agreement prior to such event.
5. RIGHTS AND OBLIGATIONS OF BOTH PARTIES
5.1 Rights and obligations for CNC China
5.1.1 Rights for CNC China
(1) CNC China (including its subsidiary, divisions, and other controlled units) has the right to receive the agreed services provided by Netcom Group;

(2) The auditor of the Listed Company has the right to inspect and examine the accounting books of Netcom Group and its connected persons in relation to the connected transactions under this Agreement..
5.1.2 Obligations for CNC China
(1) Guarantee and/or procure its subsidiaries, branches and all other controlled units to enter into specific execution documents with Netcom Group and its subsidiaries, branches or controlled units in relation to this Agreement and/or any supplementary agreement of this Agreement (if any);
(2) Coordinate with all relating matters with regard to the abovementioned specific execution documents;
(3) Pay the service charge as stated in this Agreement and all other specific execution documents;
(4) Guarantee to pay for any damage suffered by Netcom Group or counter Party of specific execution documents that is caused by the breach of CNC China of any provisions in this Agreement and specific execution documents.
5.2 Rights and obligations of Netcom Group
5.2.1 Rights of Netcom Group
(1) Netcom Group is entitled to the service charge agreed upon under this Agreement;
(2) Right to provide the same or similar services to a third party, on the condition that Netcom Group continues to provide the same services agreed upon under this Agreement.
5.2.2 Obligations of Netcom Group
(1) Guarantee and/or prompt its subsidiaries, branches and all other controlled units to enter into specific execution documents with CNC China and its subsidiaries, branches or its other controlled units in relation to this Agreement and/or any supplementary agreement of this Agreement (if any);
(2) Provide the services and monitor the services provided by its subsidiaries, branches and other controlled units at a good quality according to the provisions of this Agreement;
(3) Coordinate with all relating matters with regard to the abovementioned specific execution documents;
(4) Guarantee to pay for any damage suffered by Party A or counter Party of specific execution documents that is caused by the breach of Party B of any provisions in this Agreement and all other specific execution documents;
(5) Agree to provide the auditor of Listed Company the accounting books of Netcom Group and its connected persons in relation to the connections transactions under this Agreement.
5.3 It is agreed that both Parties will take further actions to ensure the realization of the principles and provisions in this Agreement. It is further agreed that both Parties will ensure that, CNC China, being a subsidiary of the Listing Company, shall comply with the Listing Rules of the Hong Kong Stock Exchange for connected transactions.
6. PREFERENTIAL RIGHT

6.1 Unless otherwise specified, for the same services, if an independent third party cannot offer better conditions and terms to CNC China than Netcom Group, CNC China have preferential right to use the services from Netcom Group;
6.2 Netcom Group undertakes to CNC China that Netcom Group shall not offer the same or similar services stated under this Agreement to a third party at terms more favorable than those offered to CNC China;
6.3 Netcom Group has the right to provide the same or similar services to a third party, on the condition that Netcom Group continues to provide the same services agreed upon under this Agreement.
7. TERM
7.1 This Agreement shall come into effect once signed by the legal representatives or authorized representatives of both Parties and affixed with their official seals. This Agreement shall be effective from January 1, 2008 to December 31, 2010. If CNC China wishes to renew this Agreement and notifies Netcom Group with 3 month’s notice, this Agreement shall be renewed automatically for another 3 years on the same terms. There is no limit on the number of renewal.
8. REPRESENTATIONS, WARRANTIES, AND UNDERTAKINGS
Each Party represents warrants and undertakes to the other Party that:
(1) It is an independent legal person existing in accordance with the laws of PRC, and have the power and authority (including but not limited to any approval, consents or permission granted by the government departments to enter into and perform this Agreement);
(2) No provision in this Agreement violates the constitutive documents or the laws and regulations of PRC;
(3) It will use its best endeavors to take all necessary and procure appropriate or advantageous measures to perform its obligations under this Agreement and to make this Agreement effective in accordance with the laws and regulations of the PRC and the terms of this Agreement.
9. FORCE MAJEURE
9.1 In the event of Force Majeure that causes both Parties or either Party to fail completely or partially in performing the obligations under this Agreement, that said Party is not liable for breach of agreement. However, in the event of such an incident, the affected Party shall inform the other Party by written notice within fifteen (15) days after the said incident and provide relevant proof and evidence to the other Party. At the same time, the affected Party shall use its best endeavors to minimize the damage caused by the Force Majeure event. The affected Party or both Parties shall resume its obligations under this Agreement within a reasonable time once the Force Majeure event has ended.
9.2 Force Majeure in this Agreement means all objective situations that are unforeseeable, unavoidable and that cannot be overcome.
10. CONFIDENTIALITY
10.1 Unless with written approval by the other Party, neither Party can announce nor supply or reveal to any third party any information regarding this Agreement or the business information of the other Party, with the exception of requests by the legal or governmental departments or any other relevant securities regulatory authorities or for the purpose of the Listing Company seeking listing (and remain as one).

11. TRANSFER OF RIGHTS AND OBLIGATIONS
11.1 Without the written approval of the other Party, neither Party may transfer any single right and obligation as agreed upon under this Agreement.
12. NON-WAIVER
12.1 Unless otherwise specified by law, the failure or delay of exercising the right, power or privilege as endowed by this Agreement on the part of any Party cannot be deemed as the waiver of such rights, power or privileges. Besides, the partial exercise of such rights, power or privileges should not hinder the exercise of such rights, power or privileges of this Party in the future.
13. NOTICES
13.1 All notices required to be delivered pursuant to this Agreement shall be in writing, and delivered to the address as stated at the beginning part of this Agreement, or to addresses or facsimile numbers designated by one Party to the other Party in writing from time to time.
13.2 Any notice shall be delivered either by hand, registered mail, or facsimile. Any notice shall be deemed to have been delivered at the time of actual receipt if delivered by hand; on the date of return receipt if delivered by registered mail; and at the time of transmission if delivered by facsimile.
14. GOVERNING LAWS
14.1 This Agreement shall be governed, interpreted and implemented in accordance with laws of the PRC.
15 DISPUTES RESOLUTIONS
15.1 In case of disputes as to the power, interpretation or implementation of this Agreement, both Parties shall seek to settle the matters of dispute by friendly negotiation. If the matters of dispute cannot be settled by negotiation within thirty (30) days from the day the matters of dispute arise, either Party has the right to resort to litigation at the people’s court which has jurisdiction over such Party.
16. MISCELLANEOUS
16.1 Without written confirmation from both Parties, no Party can change or amend this Agreement. Upon the agreement of both Parties, both Parties can amend this Agreement or enter into supplementary agreement to this Agreement. The amendments or supplementary agreements of this Agreement shall come into effect once signed by the legal representatives or authorized representatives of both Parties and affixed with their official seals.
16.2 This Agreement is severable, that is, if any provision of this Agreement is held to be void, illegal, void or unenforceable at any time, the effectiveness and performance of other provisions of this Agreement shall not be affected.
16.3 This Agreement shall be governed and interpreted in accordance with the laws of PRC.
16.4 This Agreement is made into two (2) duplicate originals. Each Party holds one (1) copy, and each copy shall have the same legal binding effect.
IN WITNESS WHEREOF, the legal representatives or authorized representatives of both Parties hereto have executed this Agreement as of the date and venue first written above.

Signature page:
CHINA NETCOM (GROUP) COMPANY LIMITED (SEAL)

By:	/s/ Zuo Xunsheng
Legal Representative or Authorized Representative
CHINA NETWORKS COMMUNICATIONS GROUP CORPORATION (SEAL)

By:	/s/ Zuo Xunsheng
Legal Representative or Authorized Representative